Exhibit 99.1

DATE:	December 31, 2013

TO:	Directors and Executive Officers of ONEOK, Inc.

FROM:	Eric Grimshaw

Re: Trading Blackout Period for ONEOK, Inc.

This memorandum is to alert you to new, temporary restrictions on the trading of ONEOK, Inc. (the “Company”) common stock that will affect you directly.

As previously announced, the Company will be separating (the “Separation Transaction”) its natural gas distribution business into a new publicly traded company called ONE Gas, Inc. The current anticipated date of the Company’s distribution of the ONE Gas shares pursuant to the Separation Transaction is January 31, 2014.

Upon the Separation Transaction, shareholders of ONEOK will receive share(s) of ONE Gas common stock for share(s) of ONEOK common stock they hold. The amount of share(s) received will be determined by ONEOK, Inc. The share(s) of ONE Gas received by participants in the ONEOK 401(k) Plan and the ONEOK Profit Sharing Plan (collectively, the “Plans”) will be in a newly created ONE Gas Stock Fund.

Because of the need for an adjustment to the ONEOK Stock Fund in the Plans to reflect the Separation Transaction, participants in the Plans temporarily will be unable to direct or diversify investments in their individual stock fund accounts in the Plans that include the ONEOK Stock Fund or the ONE Gas Stock Fund. This period, during which participants in the Plans will be unable to exercise these rights otherwise available under the Plans, is called a “blackout period.”

The blackout period for the Plans is expected to begin at 4:00 p.m. Eastern time on January 30, 2014 (i.e. to ensure all trades are completed by the close of trading on the New York Stock Exchange on that day), and is expected to end during the week of February 2, 2014.

The Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission (“SEC”) rules provide that, during the blackout period, all directors and executive officers of the Company are generally prohibited from directly or indirectly buying or selling the Company’s common stock, or otherwise engaging in transactions involving Company common stock, regardless of whether you participate in the Plans. This blackout period not only restricts your ability to engage in transactions in Company common stock held under the Plans, but also in Company common stock held in accounts outside of the Plans. The restrictions on trading during this blackout period are in addition to the restrictions in the Company’s Insider

ONEOK, Inc.
100 West Fifth Street
Tulsa, OK 74103
www.oneok.com

Trading Policy. This means that during the period from January 30, 2014 through the week of February 2, 2014, you will not be able to directly or indirectly buy, sell or otherwise acquire, transfer or dispose of any shares of Company common stock or any derivative of Company common stock, subject to certain limited exceptions, some of which are set forth below.

There may be exceptions for a limited number of transactions. However, the rules are complex and the criminal and civil penalties that could be imposed upon executive officers or directors who violate them could be severe. Therefore, please contact me directly at 918.588.7908 before you, any immediate family member living with you or any trust or other entity in which you have an interest engages in any acquisition, sale or other disposition of the Company’s common stock during the blackout period, if you believe that a transaction in which you have an interest may occur during the blackout period.

If you engage in a transaction involving ONEOK common stock that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

After the blackout period ends, you will be permitted to resume transactions in the Company’s common stock subject to the pre-clearance requirements of the Company’s Insider Trading Policy.

Should you have any questions regarding the blackout period, please do not hesitate to contact me by telephone at 918.588.7908, e-mail at egrimshaw@oneok.com or by mail at ONEOK, Inc., 100 W. 5th Street, Tulsa, OK 74103.